As filed with the Securities and Exchange Commission on March 29, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BIO-SOLUTIONS CORP.

(Exact name of registrant as specified in its charter)

Nevada	98-0557171
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14517 Joseph Marc Vermette, Mirabel (Quebec), Canada J7J1X2

 (Address of Principal Executive Offices, Including Zip Code)

BIO-SOLUTIONS CORP.

2011 STOCK  INCENTIVE AND EQUITY COMPENSATION PLAN

 (Full title of the plans)

Gilles Chaumillon

Chief Executive Officer

Bio-Solutions Corp.

14517 Joseph Marc Vermette, Mirabel (Quebec), Canada J7J 1X2

  (Name and address of agent for service)

(888) 686-2611

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey G. Klein, P.A.

301 Yamato Road Suite 1240

Boca Raton, Florida 33431

(561)953-1126

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	20,000,000(2)	$.065(1)	$_1,300,000 (2)	$150.93______

(1)     Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(h) and 457(c) under the Securities Act. The proposed maximum aggregate offering price was calculated based upon the market value of the shares of Common Stock in accordance with Rule 457(c) and is equal to the product of (i) $.065 , the average of the high and low prices per share of Common Stock  as reported on the OTC Bulletin Board  on March 23,  2011 (which is within five business days of the filing hereof), multiplied by (ii) 20,000,000 shares of Common Stock issuable pursuant to the Bio-Solutions Corp. 2011 Stock Incentive and Equity Compensation Plan (the “Plan”).

(2)      Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2011 Stock Incentive and Equity Compensation Plane  by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

 Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be sent or given to eligible participants in the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

*The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference, except exhibits to such information, unless such exhibits are also expressly incorporated by reference herein, Request for such information should be directed to Bio-Solutions Corp. at 14517 Joseph Marc Vermette, Mirabel (Quebec), Canada J7J 1X2  Attention: Gilles Chaumillon

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

1.	The Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on December 12, 2007.

2.	The Company’s Registration Statement on Form S-1 filed March 20, 2009 and all amendments thereto.
3.	The Company’s Annual Report on Form 10-k for the period ended December 31, 2009 filed April 15, 2010.
4.	The Company’s quarterly reports filed for the quarterly periods ended March 31, June 30 and September 30, 2010.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

 Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our bylaws permit us to indemnify our officers and directors to the fullest extent permitted by law.  Nevada  Statutes authorize indemnification when a person is or was made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent or is or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for judgments, settlements, penalties, fines (including an excise tax assessed with respect to any employee benefit plan), and expenses (including counsel fees) actually and reasonably incurred with respect to a proceeding.

If such a proceeding is brought by or in the right of the corporation (i.e. a derivative suit), such person may be indemnified against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expenses of litigating the proceeding to a conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, in such case, allow such indemnification of such person for such expenses as the court deems proper.

Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

We  do not  maintain officer and  director insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

     The following are filed as exhibits to this Registration Statement:

     EXHIBIT NO.              DESCRIPTION

     -----------              -----------

         5.1                Opinion of  Jeffrey G. Klein, P.A.

        10.1            Bio-Solutions Corp. 2011 Stock Incentive and Equity Compensation Plan

        23.1            Consent of  Jeffrey G. Klein, P.A.  (included in Exhibit 5)

       23.2           Consent of KBL, LLP

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

 Item 9. Undertakings.

a.      The undersigned Registrant

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission  such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue..

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of  Mirabel, Quebec on this  29th  day of March, 2011.

Bio-Solutions Corp.

By:	/s/Gilles Chaumillon
Gilles Chaumillon

POWER OF ATTORNEY

We, the undersigned officers and directors of the Company, hereby severally constitute and appoint Gilles Chaumillon  lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Company to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on  March 29th,  2011

Signature	Title

/s/ Gilles Chaumillon	Chief Executive Officer, President and Director
Gilles Chaumillon

/s/ Gilbert Pomerleau	Vice President, Chief Financial Officer, director
Gilbert Pomerleau
/s/ Ghislaine St-Hilaire________________________________ Ghislaine St-Hilaire	Vice President, Secretary and Director

THE PLAN

      Pursuant to the requirements of the Securities Act of 1933, the Registrant, as administrator of the 2011 STOCK  INCENTIVE AND EQUITY COMPENSATION PLAN of  Bio-Solutions, Corp.  has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mirabel, Quebec on the 29th  day of March, 2011.

By: /s/ Gilles Chaumillon
Giles Chaumillon
Chief Executive Officer